Exhibit (h)(42)

AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

This AGREEMENT, originally made and entered into as of August 10, 2015, is hereby amended and restated as of the 26th day of May, 2021, by and between Artisan Partners Funds, Inc., a Wisconsin corporation registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end management investment company (the “Company”), on behalf of each series of the Company listed on Schedule A hereto (each, a “Fund”), and Artisan Partners Limited Partnership, a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (“Artisan Partners”).

WHEREAS, the Company, on behalf of each Fund, and Artisan Partners have entered into a Second Amended and Restated Investment Advisory Agreement, dated May 12, 2015 (the “Investment Advisory Agreement”), pursuant to which Artisan Partners manages the investment and reinvestment of each Fund’s assets for compensation based on the value of the average daily assets of the Fund;

WHEREAS, effective as of the day and year first written above, this agreement replaces the current Expense Limitation Agreements between the Company and Artisan Partners; and

WHEREAS, the Company and Artisan Partners have determined that it is appropriate and in the best interest of each Fund and its shareholders for Artisan Partners to bear certain expenses and to waive its management fee to the extent necessary to limit the expenses of each share class of the Funds as set forth in this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. Expense Limit. Artisan Partners hereby agrees to bear certain expenses and waive its management fees for each share class of the Funds to the extent necessary to cause total annual fund operating expenses incurred with respect to each share class of the Funds (excluding taxes, interest, all commissions and other normal charges incident to the purchase and sale of portfolio securities, acquired fund fees and expenses, borrowing costs such as dividends on securities sold short and extraordinary charges such as litigation costs, but including management fees paid to Artisan Partners) not to exceed the annual rates (based on the average daily net assets of each respective share class of each Fund) set forth on Schedule A hereto until the date indicated on Schedule A (the “Expense Limit”).

2. Expense Limit Methodology. Artisan Partners will first reimburse the Fund for such portion of class-level expenses incurred by a share class of the Fund to the extent necessary to meet the Expense Limit (the “Class-Level Reimbursement”). In the event the Class-Level Reimbursement is insufficient to meet the Expense Limit, Artisan Partners will waive such portion of its management fee necessary to meet the Expense Limit (the “Management Fee Waiver”). In the event the Class-Level Reimbursement and Management Fee Waiver are insufficient to meet the Expense Limit, Artisan Partners will reimburse the Fund for such portion of fund-level expenses incurred by the Fund to the extent necessary to meet the Expense Limit.

3. Term. Unless terminated as provided in Section 4, this Agreement shall continue in effect through the latest date indicated on Schedule A.

4. Termination. This Agreement will automatically terminate with respect to a Fund upon termination of the Investment Advisory Agreement with respect to such Fund.

5. Captions. The captions in this Agreement are included for convenience of reference and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

6. Interpretation. Nothing herein contained shall be deemed to require the Company or a Fund to take any action contrary to the Company’s articles of incorporation or bylaws, each as in effect from time to time, or any applicable statutory or regulatory requirement, including without limitation any requirements under the 1940 Act, to which it is subject or by which it is bound, or to relieve or deprive the Company’s board of directors of its responsibility for, or control of, the conduct of the affairs of the Company or the Fund.

7. Definitions. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from the terms and provisions of the Investment Advisory Agreement or the 1940 Act, shall have the same meaning as and be resolved by reference to such Investment Advisory Agreement or the 1940 Act.

8. Amendment. This Agreement may be amended only by a written instrument signed by each of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

Artisan Partners Funds, Inc.

By:	/s/ Sarah A. Johnson

Artisan Partners Limited Partnership

By:	/s/ Sarah A. Johnson

SCHEDULE A

Amended as of November 10, 2021 to add expense limits for Artisan Floating Rate Fund

		Expense Limits by Share Class(a)
Fund Name	Continues Through	Investor	Advisor	Institutional
Artisan Floating Rate Fund	January 31, 2023	1.20%	1.10%	1.05%
Artisan Global Discovery Fund	January 31, 2023	1.40%	1.30%	1.25%
Artisan Global Equity Fund	January 31, 2023	1.35%	1.25%	None
Artisan Select Equity Fund	January 31, 2023	1.25%	1.15%	1.10%
Artisan Sustainable Emerging Markets Fund	January 31, 2023	1.35%	N/A	1.20%
Artisan Value Fund	January 31, 2023	None	0.88%	None

(a) “None” indicates that a Fund does not have an expense limitation in place for a given share class. “N/A” indicates that a Fund does not have a particular share class.

IN WITNESS WHEREOF, ARTISAN PARTNERS FUNDS, INC. and ARTISAN PARTNERS LIMITED PARTNERSHIP have each caused this Schedule A to be signed on its behalf by its duly authorized representative, all as of the day and year first written above.

Artisan Partners Funds, Inc.

By:	/s/ Sarah A. Johnson

Artisan Partners Limited Partnership

By:	/s/ Sarah A. Johnson

[Schedule A to Amended & Restated Expense Limitation Agreement]